EXHIBIT 10.58
***Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and
240.24b-2(b)(1)
IL-13 Development and Manufacturing Agreement

Biotecnol SA
And
IDM

Confidential	13-Nov-03

THIS AGREEMENT is dated November 4, 2003
BETWEEN:
(1)	BIOTECNOL SA having its principal place of business at Taguspark, Edificio Inovacao IV, 809 Porto Salvo, 2780-920 Oeiras, Portugal (“Biotecnol”); and

(2)	IDM IMMUNO-DESIGNED MOLECULES S.A. registered at Paris RCS under 632 382 263 and having its main offices at 172 rue de Charonne 75011 Paris FRANCE (“IDM”).
RECITALS
(A)	Biotecnol is a biotechnology company which owns or is licensee of systems for recombinant protein expression in the bacterium Escherichia coli (“E. coli”) and has expertise and know-how in the design and optimisation of recombinant protein production processes, expression of recombinant proteins, fermentation media optimisation, fermentation design, protein purification, protein characterisation, design and the scale-up of integrated processes for the production of recombinant proteins, and in the general use of E. coli as a host for the expression of proteins.

(B)	IDM is a biopharmaceutical company developing a new family of immunotherapy products called Cell Drugs made of dendritic cells loaded with antigens to fight cancer , infectious diseases and auto-immune diseases.

(C)	IDM and Biotecnol signed a Prototype Production Contract (“Initial Contract”) on March 8, 2001. The objective of the collaboration was to enable IDM to obtain a preliminary process for the purposes of production of the molecule Interleukine 13 (“IL-13”) using E. coil as a host. Based on the final report sent by Biotecnol, a success fee of [...***...] as been paid on August 2002. Intellectual Property Rights resulting from the performance of the Initial Contract shall be considered as Biotecnol’s Background Technology. The Initial Contract shall be replaced by the Agreement.

(D)	Biotecnol and IDM have been pursuing the IL-13 development since April 1st, 2003, based on a letter of intent executed by the Parties (“Letter of Intent” or “LOI”).

THE PARTIES AGREE AS FOLLOWS:

1.	DEFINITIONS & PURPOSE

In this Agreement, unless the context otherwise requires, the following words and expressions have the following meaning:

“Affiliate” means any company, partnership or other entity which directly or indirectly controls, is controlled by or is under the common control of either party, as applicable; “control” means possession, directly or indirectly, of more than 50% of the voting stock or other ownership interest of another person or the power to direct or cause the direction of the management and policies of such person.
“Agreement” means this agreement, the Programme and other schedules.
“Background Rights” means the Biotecnol Background Patents, the Biotecnol

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Confidential	13-Nov-03
Background Technology, the IDM Background Patents, the IDM Background Technology and the IDM Materials.

“Biotecnol Background Patents” means:

(a)	all patent applications and patents, and any and all patents issuing therefrom, including utility models, design patents and inventor’s certificates, owned, controlled or licensed by Biotecnol as of the Effective Date or developed, acquired, licensed or otherwise obtained by Biotecnol, other than from IDM, during the term of this agreement, together with any and all substitutions, extensions (including supplemental protection certificates), provisionals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals, revalidations, additions, substitutions, confirmations and registrations, as well as all foreign counterparts or equivalents thereof anywhere in the world, including without limitation all such patents and patent applications.

(b)	all patent applications owned, controlled or licensed by Biotecnol that may be filed anywhere in the world, which either are based on or claim priority from any of the foregoing patent applications or patents, and any and all patents which may issue from any such patent applications;
excluding all patents and patent applications exclusively relating to inventions within the Foreground Rights.
“Biotecnol Background Technology” means Biotecnol’s proprietary information, know-how, knowledge, experience, inventions, improvements, processes, technology, ideas, instructions, data and other technical or commercial information and materials, including without limitation the Expression Vectors, the Host Strains and the Expression Systems, and Biotecnol’s proprietary molecular chaperones, fusion partners, fermentation media and know-how and protein purification techniques, whether owned, controlled or licensed by Biotecnol, but excluding any Foreground Rights; the parties agree that inventions and results from the performance of the Initial Contract shall be considered as Biotecnol Background Technology.
“Business Day” means any day on which banks generally are open in the City of Lisbon and Paris for the transaction of normal banking business.
“Confidential Information” means all oral or written information, data, Intellectual Property Rights, processes, procedures, methods, know-how, knowledge, experience and other valuable information relating to either party’s business, whether of a financial, technical, scientific, R&D-related, marketing, sales or legal nature, or pertaining to its representatives, officers, employees, agents, consultants or advisers, disclosed or provided by such party to the other party pursuant to or in connection with the Agreement. The Biotecnol Background Technology and all confidential information, know-how, processes, procedures and methods employed by Biotecnol in the Programme shall constitute Confidential Information of Biotecnol; the IDM Background Technology, the IDM Materials and all confidential information, know-how, processes, procedures and methods employed by IDM in the Programme shall constitute Confidential Information of IDM; the Foreground Rights

and all confidential information, know-how, processes, procedures and methods employed by both Parties in the Programme shall constitute Confidential Information of the Parties; the Parties agree to consider any information coming from the Sanofi-Synthelabo SA. or Sanofi-Synthelabo S.A.’s Affiliates as Confidential Information.
“Date” means the targeted date for release of Finished Product, i.e. referred to as T10P3 in SCHEDULE 1.
“Delivery” means the written acknowledgement in Joint Management Committee minutes, in connection to the Programme, stating that any agreed milestone as described on the Programme has been achieved.
“Drug Master File or DMF” means a drug master file or equivalent required for any regulatory approval from Regulatory Authority.
“Effective Date” means April 1st, 2003.
“End of the Programme” means the end of the 36 (thirty six) months’ stability studies on Finished Product.
“Expression System” means a Host Strain containing an Expression Vector directing the production of a protein, selected by Biotecnol pursuant to and for the purposes of this Agreement, and utilised by Biotecnol in the Programme.
“Expression Vectors” means any vectors or gene expression regulatory elements, whether in combination or not, owned, controlled or licensed by Biotecnol, in each case for use in one or more Host Strains.
“Field” means the use of IL-13 to differentiate monocytes into dendritic cells to develop therapeutic vaccines.
“Finished Product” means the Product formulated in vials usable for phase III clinical trial.
“Foreground Rights” means all patents, patent applications, know-how, inventions and improvements, whether patentable or protectable through trade secret, resulting or emerging from or generated in the course of the Programme, if any.
“Host Strain” means any strain of E. coli owned by or the use of which is licensed to Biotecnol.
"IDM” shall mean Immuno-Designed Molecules S.A. and its affiliated companies.
“IDM Background Patents” means :
(a) all patent applications and patents, and any and all patents issuing therefrom, including utility models, design patents and inventor’s certificates, owned, controlled or licensed by IDM as of the Effective Date or developed, acquired, licensed or otherwise obtained by IDM, other than from Biotecnol, during the term of this Agreement, together with any and all substitutions, extensions (including supplemental protection certificates), provisionals, divisionals, continuations, continuations-in-part, re-examinations, re-issues, renewals, revalidations, additions, substitutions, confirmations and registrations, as well as all foreign

Confidential	13-Nov-03
counterparts or equivalents thereof anywhere in the world, including without limitation all such patents and patent applications.
(b) all patent applications owned, controlled or licensed by IDM that may be filed anywhere in the world, which either are based on or claim priority from any of the foregoing patent applications or patents, and any and all patents which may issue from any such patent applications.
"IDM Background Technology” means IDM’s proprietary information, know-how, knowledge, experience, inventions, improvements, processes, technology, ideas, instructions, data and other technical or commercial information, in the possession of IDM or developed, acquired, licensed or otherwise obtained by IDM other than from Biotecnol, excluding any Foreground Rights.
“IDM Materials” means 5 vials of [...***...] and any and all other materials IDM transferred to Biotecnol for the purpose of the Agreement.
“Intellectual Property Rights” means any and all trade marks, rights in designs, get-up, trade, business or domain names, copyrights, future copyrights, patents, rights in databases (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know how, trade secrets and other confidential information and all other intellectual property rights of a similar or corresponding nature which may now or in the future subsist in any part of the world.
“Manufacturing Period” means the [...***...] period starting upon release of the first successful Finished Product batch.
“Process” shall mean the cGMP manufacturing, control, testing and release processes of the Finished Product.
“Product[s]” means recombinant cGMP Interleukine-13 (“IL-13”).
“Programme” means the work to be performed by the Biotecnol pursuant to this Agreement, as more specifically set out in SCHEDULE 1. It is made of the Part 1 and Part 2, the later one being subject to future financial charges which are not included in actual consideration.
“Programme Materials” means all cells, molecular construction, working cell bank, master cell bank, assays, batches or production lots of Product, generated in the course of the Programme, containing or specifically dedicated to IL-13 development and manufacturing together with all documentation and descriptions of and data pertaining thereto, other than Biotecnol Background Technology and IDM Materials and IDM Background Technology.
“Regulatory Authority” shall mean, with respect to any country, any regulatory agency, ministry, department or other governmental body having authority in such country substantially equivalent to the authority of the EMEA or the FDA in the European Union and the United States of America respectively, to regulate the development, manufacture, marketing, promotion or sale of pharmaceutical products.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

“Value Added Tax” means Value Added Tax or any other tax of a similar nature that may be substituted for or levied in addition to it, in each case at the rate current from time to time.
1.2	In this agreement unless otherwise specified, reference to:
(a)	a party means a party to this Agreement and includes its permitted assignees and/or the respective successors in title to substantially the whole of its undertaking;

(b)	a person includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(c)	a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(d)	words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders.
1.3	The index to and headings in this agreement are for information only and are to be ignored in construing the same.

1.4	Purpose :

A	The Agreement intends to expand upon the Initial Contract. Under the Agreement, Biotecnol is assigned to complete the development according to the Programme of a Process of IL13 to be transferred to a designated GMP manufacturing sub-contractor for subsequent cGMP manufacturing. The Process shall be developed as stated into the Programme, and according to the current good manufacturing practices (“cGMP”) and the current good laboratory practices (“cGLP”) accepted by a “Regulatory Authority” (as defined below) and in particular the following applicable regulatory guidance documents :

1.4.1 FDA “Points to Consider in the Production and Testing of New Drugs and Biologicals Produced by Recombinant DNA Technology” (1985)
1.4.2 FDA “Supplement to the Points to Consider in the Production and Testing of New Drugs and Biologic & Produced by Recombinant DNA Technology: Nucleic Acid Characterization and Genetic Stability” (1992)
1.4.3 EMEA “Production and Quality Control of Medicinal Products Derived by Recombinant DNA Technology” (1995)

B	IDM undertakes to let Biotecnol be in charge of the on-going management of the outsourcing of manufacturing and release of Finished Product for renewable five years period starting from the release of the first Finished Product batch.

Confidential	13-Nov-03
2. OBLIGATIONS OF BIOTECNOL
Biotecnol shall undertake the work specified in the Programme and shall use its reasonable endeavours to ensure that such work is undertaken in accordance with the time frames set out in SCHEDULE 1 and with all appropriate necessary license. Outcome of the Programme shall be considered in terms of (i) a Finished Product batch, (ii) a robust and validation dependant, reproducible Process and all the documentation related as required by the Regulatory Authority for registration and approvals of IDM Cell Drugsand iii) a master validation plan

2.1	Upon IDM request, Biotecnol shall undertake to perform additional work described in Part 2 of the Programme including comparability studies, formulation and filling of Product into Finished Product, stability studies, implementation of the validation plan beyond the first Finished Product batch and CMC section writing.

2.2	At IDM’s request, Biotecnol shall be in charge of the timely preparation of a dossier containing the chemistry, manufacturing and control information (“CMC section”) for the IL-13 in accordance with 1.4.1, 1.4.2 and 1.4.3 for submission to the Regulatory Authority. The Parties agree that the CMC section shall include existing stability studies results. Biotecnol shall also be in charge of updating the CMC section to reflect changes or updates to the Process. Biotecnol shall also be in charge of providing a timely response to any question on the CMC section from Regulatory Authorities. IDM shall have an access and right to review the CMC section as well as any responses to questions from Regulatory Authorities related to the CMC section.

2.3	Biotecnol shall perform its obligations in accordance with all applicable laws and generally accepted good scientific practice, provided that Biotecnol shall not be required hereby to seek or acquire any certification from any Regulatory Authority that its facilities or procedures comply with the good manufacturing practices or other standards thereof.

2.4	Biotecnol shall co-operate reasonably with IDM in undertaking the Programme in accordance with this Agreement and shall act at all times in such a way as to further the objectives of the Programme, provided that Biotecnol shall be under no obligation to comply with any recommendations or instructions of IDM, unless otherwise required so to do by the Programme, the Joint Management Committee or the Agreement.

2.5	(a)	Biotecnol shall ensure that the results of its work pursuant to the Programme are recorded into laboratory notebooks. Such notebooks shall be recorded according to scientific and intellectual property uses, such as but not limited to signature of each page by the investigator undertaking such work, validation by competent authority and keeping in a safe and secure place.

	(b)	Such notebooks and the contents thereof shall be the property of Biotecnol, subject to IDM’s requirements regarding the filing, prosecution and maintenance of Foreground Rights, although IDM shall, at its cost, be entitled on reasonable notice, whether during or following the term of this Agreement, to inspect the same and to take copies thereof.

	(c)	Biotecnol shall keep such notebooks and identify the same as containing the results of its work pursuant to the Programme.

2.6	Biotecnol shall, whether during or following the term of this Agreement, ensure that IDM has reasonable access during working hours to all individuals involved in undertaking the Programme for the purposes thereof, provided that such obligation shall cease in respect of each such individual upon the termination of their employment by Biotecnol.

2.7	Biotecnol shall , according to the milestones defined on the Programme, and at the latest on a quarterly basis, provide IDM with written reports of its progress in undertaking the Programme.

2.8	Biotecnol will ensure that the Process shall be acceptable in terms of compliancy to the guidelines of the Regulatory Authorities and third party’s Intellectual Property Rights.

During the Programme and the Manufacturing Period, Biotecnol shall ensure appropriate cGLP or cGMP compliance either by internal resources or though appropriate consultancy whenever the work is required to be carried out according to cGMP/cGLP.

2.9	During the Manufacturing Period, Biotecnol undertakes to oversee the manufacturing outsourcer and sub-contractors to deliver in a timely manner at an agreed upon Transfer Price the batches and or quantity of Finished Product according to IDM orders. Detailed terms and conditions necessary to organise providing Finished Product to IDM shall be agreed upon in a manufacturing agreement. The Parties agree to start negotiating upon initiation of the first Finished Product batch.
3. OBLIGATIONS OF IDM
3.1	IDM shall perform the work specified in the Programme to be undertaken by IDM and shall use its reasonable endeavours to ensure that such work is undertaken in accordance with the time frames set out therein.

3.2	IDM shall perform its obligations pursuant to clause 3.1 in accordance with all applicable laws and generally accepted good scientific practices.

3.3	IDM shall co-operate reasonably with Biotecnol in undertaking the Programme in accordance with this Agreement and shall act at all times in such a way as to further the objectives of the Programme, provided that IDM shall be under no obligation to comply with any recommendations or instructions of Biotecnol, unless otherwise required so to do by the Programme, the Joint Management Committee or the Agreement.

3.4	IDM shall at its expense using reasonable efforts, deliver to Biotecnol, such of the IDM Materials, the IDM Background Patents and the IDM Background Technology related to the performance of the Programme as Biotecnol notifies IDM that it considers to be necessary for Biotecnol to perform its obligations hereunder or as is otherwise specified in the Programme.

3.5	IDM shall render to Biotecnol without charge such technical assistance as Biotecnol may request to interpret and explain any written information within those materials provided to Biotecnol in accordance with clause 3.4 and as Biotecnol may otherwise reasonably require to perform its obligations hereunder. Biotecnol undertakes not to consider IDM as Breaching Party based on section 10.4 definition, because IDM (i) communicates information related to the IL-13 development which interpretation is not certain, (ii) does not communicate information related to the IL-13 development

Confidential	13-Nov-03
provided by IDM’s corporate partners.
3.6      IDM shall pay Biotecnol the fees specified in clause 4 for PART 1 of the Programme upon Delivery. Upon IDM request of work specified in PART 2 of the Programme, the parties shall agree on sub-contractors’ choice and financial support to be paid by IDM.
3.7	Should IDM decide to complete the validation of the Process as required by the Regulatory Authority, IDM will pay

• the number of Finished Product batches in excess to the one indicated in the Programme which total shall amount to the number of consecutive successful batches required by the Regulatory Authority,

• the work necessary for implementation of the validation master plan. In that case, any additional Finished Product batch necessary to validate the Process shall in no case be charged to IDM.
4. PAYMENT
IDM financial support to the PART 1 of the Programme, including an overall Programme success fee, shall amount to [...***...] to be disbursed on a milestones and Go/NoGo decisions basis. Main steps and milestones payments are included in SCHEDULE 2 and coded “TxPy” The financial support for PART 2 of the Programme should be negotiated in good faith by the parties.
IDM agrees to pay Biotecnol the following amounts:

Milestones	Payment related	Definition

	[...***...]	upon execution of the LOI. Biotecnol hereby acknowledges that it has already received such payment

T1P1	[...***...]	upon identification and confirmation of manufacturing facility

T2P2	[...***...]	upon successful processing of functional IL13 at 10mg/liter according to the specifications defined in the Programme or agreed upon by the Joint Management Committee. T2P2 Delivery will trigger payments of: T4P2 and T5P2. Biotecnol hereby acknowledges that it has already received such payment

T3P1	[...***...]	upon initiation of cell banking; Biotecnol hereby acknowledges that it has already received such payment

T3P2	[...***...]	upon successful master and working cell bank production

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

T3P3	[...***...]	upon master and working cell bank release according to specifications defined in the PROGRAMME or agreed upon by the Joint Management Committee

T4P1	[...***...]	upon initiation of process development fermentation. Biotecnol hereby acknowledges that it has already received such payment

T4P2	[...***...]	to pursue Process Development Fermentation, Biotecnol hereby acknowledges that it has already received such payment

T4P3	[...***...]	upon fermentation protocol finalization

T4P4	[...***...]	upon report on reproducible laboratory fermentation process in three batches at five (5) litres scale

T5P 1	[...***...]	upon initiation of process development Down Stream Processing (“DSP”). Biotecnol hereby acknowledges that it has already received such payment

T5P2	[...***...]	to pursue Process Development of DSP, Biotecnol hereby acknowledges that it has already received such payment

T5P3	[...***...]	upon final downstream processing protocol finalization

T5P4	[...***...]	upon report on reproducible downstream process in three batches at lab’s scale

T6P1	[...***...]	upon initiation of analytical methods development. Biotecnol hereby acknowledges that it has already received such payment

T6P2	[...***...]	upon linked to SOP’s for process analysis and Product release testing

T6P3	[...***...]	upon a transfer of methods to sub-contractor for validation

T6P4	[...***...]	upon report of completion of assays validation

T7P1	[...***...]	upon initiation of process transfer

T7P2	[...***...]	upon three successful lab scale runs demonstrating reproducible process at sub-contractor

T7P3	[...***...]	Upon successful pre-GMP pilot run, GMP process at large scaleof pilot plant allowing for cGMP manufacturing meeting the specifications defined during development work.

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Confidential	13-Nov-03

T7P4	[...***...]	upon successful audit of cGMP documentation prior to initiation of cGMP manufacturing

T9P1	[...***...]	upon initiation of first Product batch

T9P2	[...***...]	upon release of first Product batch

T10P1	[...***...]	The Programme success fee allowing to use the Finished Product in Clinical trials, upon successful release of Finished Product
4.1	Shall Biotecnol fail to deliver to IDM the first Finished Product batch on the Date, due to the non performance, fault or negligence from Biotecnol, , Biotecnol shall be liable of late penalty payment. In the case of an Event of Force Majeure, then Biotecnol shall not be liable for late penalty payment.

Such penalty payment shall amount to [...***...] per month of delay with a maximum not exceeding [...***...] of total amount intended for the performance of the Programme (i.e. total amount : [...***...]). Penalty payment shall be credited against future invoices.

Biotecnol shall not be subject to late penalty payment terms so long as the delay is the consequence of IDM late decision or action .
Biotecnol shall not be subject to such penalty if it is shown that the late delivery by Biotecnol did not affect IDMs ability to pursue their clinical trials program .

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

4.3	IDM shall make all payments due pursuant to this clause 4 within twenty (20) days of receipt of invoice. An invoice shall be paid by IDM only if the invoice is following a Delivery .

4.4	Any payments due in accordance with this clause 4 but not paid on the due dates shall incur interest at a rate of four (4%) percent above the lending rate from time to time of 3 M EURIBOR, such interest to be compounded monthly.

4.5	The sums specified in this clause 4 as payable by IDM shall be exclusive of any due Value Added Tax.

4.6	The price of IL-13 (“Transfer Price”) charged to IDM shall be the Cost of Goods of the IL-13 calculated annually on the basis of Biotecnol’s manufacturing expenses plus reasonable allocations of sales and administrative overhead and a management fee not to exceed twenty percent of the Costs of Good.

The “Cost of Goods” shall also include any payments or share of payment made by Biotecnol to its direct and indirect licensors through multiple tiers of licenses that become due as a result of the performance of this Agreement by Biotecnol or IDM. The Cost of Goods shall not include any transportation insurance policy and related cost, which shall remain IDM’s. Taxes if applicable and goods transportation cost are not included in the Cost of Goods but subject to reimbursement by IDM.

Upon reasonable advance written notice, IDM shall have the right to audit the accounting documents related to the Transfer Price during the Manufacturing Period at Biotecnol. Detailed definition of Cost of Goods shall be agreed upon in the manufacturing agreement referred to in section 2.10.

4.7	IDM may decide not to renew after the Manufacturing Period the outsourcing of manufacturing and release of IL-13 to Biotecnol upon payment of cancellation fees. First termination notice shall be communicated no later that than twelve (12) months prior to the end of the Manufacturing Period. The amount of the cancellation fees shall be agreed upon in good faith by the Parties and shall not exceed the management fee of one Finished Product batch. This amount shall decrease by twenty (20) percent per year following the end of the Manufacturing Period.

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5. PROGRAMME MANAGEMENT

5.1	(a)	Following the Effective Date, the parties shall form a joint management committee (the “Joint Management Committee”), which shall be responsible for promoting the co-operation of the parties in accordance with this Agreement and in particular but without limitation for assisting each party in:
(i)	monitoring and evaluating its progress in undertaking the Programme;

(ii)	reporting such progress to the other party;

(iii)	co-ordinating the parties’ co-operation in advancing the Programme; and

(iv)	proposing timelines in respect of advancing the Programme and possibly modifying/updating the Programme

(v)	agreeing on the completion of milestones and in particular Delivery linked to payments as defined in clause 4

(vi)	agreeing on the choice of outsourcing company for cGMP, Cell Banking, Quality Control development, Quality Control testing etc... based on expertise, risk assessment, timing and pricing.

5.2	(a)	The Joint Management Committee shall comprise three (3) core representatives of each party, who shall each be an employee, officer or consultant of the party which they represent. IDM’s representatives shall be the Director, Business Expansion, the Director Manufacturing and the Director Quality System. Biotecnol’s representatives shall be the Chief Scientific Officer, the Chief Operating Officer and the Development Manager .

Other persons, including but not limited to regulatory representative will be asked to contribute on an adhoc basis.

	(b)	All members of the Joint Management Committee shall have an ongoing familiarity with the Programme and appropriate knowledge having regard to the Joint Management Committee’s responsibilities.

5.3		Each party may replace those core members of the Joint Management Committee which it has appointed at will and at any time upon written notice to the other party.

5.4	(a)	The Joint Management Committee shall meet as frequently as it chooses but in any event no less often than once every twenty (20) Business Days.

	(b)	The Joint Management Committee shall meet either by telephone conference call or in person, provided that where the Joint Management Committee meets in person, such meetings shall alternate between the parties’ respective principal places of business or such other locations as the Joint Management Committee may agree.

	(c)	All meetings of the Joint Management Committee shall be conducted in English or such other language as the Joint Management Committee may unanimously agree.

(d)	The quorum for any key decision of the Joint Management Committee to be valid shall be of at least one (1) core member appointed by each of the parties

(e)	In the event that both parties consent, third parties may attend meetings of the Joint Management Committee as observers, provided that such representatives are subject to binding obligations of confidentiality in favour of the parties at least as restrictive as those in this Agreement.

(f)	Each party shall bear its own costs in connection with meetings of the Joint Management Committee.

(e)	Joint Management Committee minutes shall be draft by each party alternatively no later than five (5) Business Days after the meeting. The non-drafting party shall comment within five (5) Business Days so as to communicate the final Joint Management Committee minutes within ten (10) Business Days to interested persons at each party.
5.5	Each party shall provide all reasonable assistance to the Joint Management Committee in assisting the Joint Management Committee to execute its responsibilities hereunder.

5.6	The Joint Management Committee shall have no authority to require either party to take or to refrain from taking any particular steps or other action, provided that this clause 5.6 shall not operate to exempt either party from fulfilling its obligations pursuant to this Agreement or the Programme.

5.7	If the Joint Management Committee members disagree as to whether any and/or what steps should be taken during the Programme, either party may within twenty (20) days of such disagreement refer the disagreement to the President of IDM and the CEO of Biotecnol. In the event that within forty (40) days of referral to the President & CEO of IDM and the CEO of Biotecnol the Parties have failed to resolve the disagreement, either Party may refer the disagreement to arbitration in Belgium who shall appoint an expert to determine the dispute (the “Expert”). The decision of the Expert, who shall act as expert and not as arbitrator shall be final and binding on the Parties. The costs of the Expert shall be shared equally.

6.  SUB-CONTRACTING AND OUTSOURCING

6.1        Principles to be applied by Biotecnol during the Programme and the Manufacturing Period:

6.1.1      Biotecnol shall in all circumstances remain liable to IDM with regard to any part of the Programme or Process it decided to sub-contract to third parties.

6.1.2      Outsourcing and sub-contracting agreements shall comply with the terms and conditions set forth herein.

6.1.3      Biotecnol undertakes in its name and on behalf of its outsourcers or sub-contractors to cooperate with IDM if inspections by health authorities are required with respect to Product, Finished Product and Process.

6.1.4      Upon reasonable advance written notice, IDM shall have the right to inspect the facilities and the means used to perform the Programme or the Process and later on during the Manufacturing Period at Biotecnol and/or chosen sub-contractors or outsourcers to ensure that the Programme or the Process is carried out in accordance with cGMP, cGLP, rules and regulations, whenever the work needs to be carried out according to the said cGMP, cGLP, rules and regulations.

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6.1.5	Biotecnol, its sub-contractors and out-sourcers shall be held liable for any default in supply, such as but not limited to contamination issue that may arise during the Programme and the Manufacturing Period. IDM shall not be bound to financial compensation in excess of the agreed upon Programme fees and Transfer Price.

6.1.6	Regarding any outsourcing and sub-contracting agreements, Biotecnol shall negotiate that
(a)	in case of early termination of the Agreement,

(b)	in case of expiration of the Agreement,

(c)	in case of Biotecnol’s bankruptcy, then
IDM shall be entitled, at no costs and at its sole discretion, to substitute itself to Biotecnol vis-à-vis the outsourcing and sub-contracting party.
6.2	Principles specific to the Programme performance :
6.2.1	Biotecnol is not authorised to sub-contract or out-source the performance of its obligations pursuant to clause 2.1 unless otherwise specified in the Programme, the Agreement or authorised by the Joint Management Committee.

6.2.2	However, IDM will allow Biotecnol to outsource or sub-contract activities such as Cell Banking, QC development, QC testing. Choices of sub-contractors or outsourcers shall be agreed upon in accordance with section 5.1 (vi).

6.2.3	During the performance of the Programme, Biotecnol shall be bound by late delivery penalties as defined in Clause 4.2 even though the delay is due to Biotecnol’s sub-contractors.
6.3	Principles specific to the Manufacturing Period :
-	Biotecnol undertakes that it shall take all reasonable means to sustain continued manufacturing capabilities during the Manufacturing Period.

-	Biotecnol is not authorized to substitute any sub-contractor or out-sourcer in charge of part or all of the Process, which have been agreed upon during the Programme performance by the Joint Management Committee without prior adequate notice and authorization by IDM.

-	The Parties evaluate the time for transferring the Process at 18 (eighteen) months. As a consequence the production agreement signed by the sub-contractor or out-sourcer and Biotecnol shall provide that:
•	in the case where said production agreement is terminated, expired or assigned, then IDM or any other person IDM may decide, shall benefit from the production agreement rights and obligations

•	any without cause termination shall be given eighteen (18) months in advance to ensure manufacturing continuity.

7. INTELLECTUAL PROPERTY RIGHTS

7.1	(a)	Subject as expressly provided in clause 7.5, Biotecnol is and shall remain the sole owner or the licensee, as applicable, of all Intellectual Property Rights in the Biotecnol Background Patents and Biotecnol Background Technology.
         (b)    Subject as expressly provided in clause 7.3, IDM is and shall remain the sole owner or licensee, as applicable, of all Intellectual Property Rights in the IDM Materials, the IDM Background Technology and the IDM Background Patents and the Programme Materials.
7.2	IDM acknowledges and agrees to the findings and recommendations contained in the preliminary Biotecnol’s study of the freedom to operate received On November 28, 2002 which drove some technical choices of the Process. However during the development of the Process, Biotecnol will take appropriate measures to verify that the Process developed for IL-13 production and commercialisation is not dependant upon third parties intellectual property rights and will keep IDM informed, through a study update, of this verification before executing the milestone of transfer to pilot facility (T7P1). In case of such dependence, Biotecnol will negotiate the license agreement required, and provide IDM or any third party IDM shall require, with the opportunity to be assigned in cases described below. In all cases where a license is to be negotiated by Biotecnol, IDM shall be informed and will be given a reasonable opportunity to comment on or discuss the proposal.
     With regard to the above, Biotecnol shall negotiate that in case of early termination, expiration of the Agreement, in case of Biotecnol’s bankruptcy then :
(a)	IDM shall be entitled, at no costs and at its sole discretion, to substitute to Biotecnol itself or its affiliated, merging or acquiring company vis-à-vis the licensing party.

(b)	IDM shall remain the sole owner of all Foreground Rights.
7.3	IDM hereby grants Biotecnol a non-exclusive royalty-free licence to use any and all IDM Materials, IDM Background Technology and IDM Background Patents disclosed or otherwise provided or available to Biotecnol pursuant to this Agreement or otherwise, for the purpose of permitting and assisting Biotecnol in performing its obligations under the scope of the Agreement and exercising it rights pursuant hereto.

7.4	Foreground Rights shall be jointly owned by the Parties.
Biotecnol shall promptly notify IDM, in writing, of any Foreground Rights conceived and/or reduced to practice during the term of the Agreement. If the parties deem it appropriate that a patent application be filed in respect of such Foreground Rights, IDM shall be responsible for and share with Biotecnol all costs incurred in connection with the preparation, filing, prosecution and maintenance of European and foreign patent applications. Biotecnol and IDM agree to negotiate in a co-ownership agreement the percentage of patent ownership in good faith and to apply said percentage to the sharing of costs related. Biotecnol

Confidential	13-Nov-03
shall be given an opportunity to review and provide input into the scope and content of any such preparation, filing and prosecution. IDM shall supply Biotecnol with copies of main documents received or filed in connection with the prosecution of such patents in sufficient time so as to provide Biotecnol an opportunity to comment thereon, as the case may be.
If IDM, for any reason, declines responsibility for any such patent or patent application, it shall provide reasonable prior written notice to Biotecnol of such abandonment or decline of responsibility within at least thirty (30) Business Days from any office action to be decided.
In such an event, Biotecnol shall have the right, at its expense, to prepare, file, prosecute and maintain such patent rights, without divesting IDM from its rights described hereof.
The parties agree that neither parry shall be entitled to license or assign in any way its part of patent ownership to third parties without the other party’s agreement, which shall not be unreasonably withheld. If, pursuant to the Agreement, any party licenses any Foreground Rights to any third party, it shall reimburse on third party’s income the other party for all reasonable attorney fees and costs paid as a result of the prosecution, preparation, filing and maintenance of such Foreground Rights.
7.5	Biotecnol hereby grants IDM a payment-free non-cancelable worldwide exclusive license solely for the “Field” (including the right to grant sub-licences thereunder) of its share in respect of the Foreground Rights and shall grant a licence on like terms under any patent which IDM obtains pursuant to clause 7.3 (for the purposes of this clause 7, a “Patent”), in all the countries in which such patent protection is obtained, for the full duration of such Patent. Should the Foreground Rights be used or licensed by Biotecnol to manufacture IL-13 for use outside of the Field, subject to Sanofi-Synthelabo S.A.’s approval — or from Sanofi Synthelabo’s Affiliates’ approval, a royalty compensation or a fixed payment to IDM shall be due to IDM. For the sake of clarity and avoidance of doubt the choice between receiving a royalty compensation or a fixed payment will be at IDM’s sole discretion, and in either way will be negotiated in good faith between the parties.

7.6	(a)	Each party shall inform the other party of any infringement or suspected infringement of any Patent forthwith upon such infringement or suspected infringement coming to its notice and shall provide such other party with full particulars thereof.

	(b)	If either party becomes aware that any other person alleges that any Patent is invalid or that the use of any Foreground Rights infringes any rights of another party or that any such Patent is otherwise attacked or attackable by a third party, it shall immediately give the other party full particulars in writing thereof and shall make no comment or admission to any third party in respect thereof.

7.7	(a)	Both Biotecnol and IDM shall have the conduct of all judiciary proceedings relating to any Patents and shall jointly decide what action if any to take in respect of any infringement or alleged infringement thereof or any other claim or counterclaim brought or threatened in respect of the use or registration thereof.

          (b) Notwithstanding the foregoing, in the event of any infringement or alleged infringement of any Patent and in the event that either party chooses not to pursue the infringer or alleged infringer thereof, the other party may take all legitimate steps to halt any such infringement and the abandoning party shall, at the other party’s expense, provide all reasonable assistance to such other party, (including without limitation the use of its name in or being joined as a party to proceedings) in connection with such steps.
7.8	Nothing in this Agreement shall give or grant to either party any right in any trademark, patent or other Intellectual Property Right of the other party expect as specifically provided herein.
8. CONFIDENTIALITY
8.1	Each party shall, during the full term of this Agreement and thereafter, keep secret and confidential the contents of this Agreement and all Confidential Information of the other party and shall not use or disclose the same to any person, save to the extent necessary to perform its obligations pursuant to this Agreement in accordance with its terms or save as expressly authorised in writing to be disclosed by the other party.

8.2	The obligation of confidentiality contained in clause 8.1 shall not apply or (as the case may be) shall cease to apply to details of the contents of this Agreement or to Confidential Information which:
(a)	at the time of its disclosure by the disclosing parry is already in the public domain or which subsequently enters the public domain other than by breach of the terms of this agreement by the receiving party;

(b)	is already known to the receiving parry (as evidenced by written records) at the time of its disclosure by the disclosing party and was not otherwise acquired by the receiving party from the disclosing party under any obligations of confidence;

(c)	is at any time after the date of this Agreement acquired by the receiving party from a third party having the right to disclose the same to the receiving party without breach of obligation owed by that third party to the disclosing party; or

(d)	is required to be disclosed by applicable law or order of a court of competent jurisdiction or government department or agency or the rules and requirements of any other regulatory body, provided that prior to such disclosure the receiving party shall advise the disclosing party of the proposed form of the disclosure.
8.3	Notwithstanding the foregoing, each parry may disclose Confidential Information of the other party and details of the contents of this Agreement to its professional advisors, and for IDM to Sanofi-Synthelabo S.A. or Sanofi-Synthelabo S.A.’s Affiliates provided that they are subject to obligations of confidentiality at least as restrictive as those herein and the parties may disclose:
(a)	the existence of this Agreement to its actual or potential financial backers for the purposes of seeking or obtaining finance therefrom; and

Confidential	13-Nov-03
(b)	the scope of the Programme for the procurement of subcontractors for pursuing any work according to cGMP or cGLP and thus for obtaining quotes;

(c)	in the event that IDM needs to use technology belonging to third parties, Biotecnol can disclose to its licensors any rights sub-licensed to IDM thereunder, IDM’s identity, the Effective Date, the definition[s] of “Field”, “Finished Product” and “Product(s)” and such other terms defined herein as are necessary to understand [its][their] meaning, and the scope of the licence granted hereunder.
8.4	Each party shall procure that all its employees, contractors, consultants, advisers and sub-licensees pursuant to this agreement (if any) who have access to any information of the other to which the obligations of clause 8.1 apply shall be made aware of and subject to these obligations and shall further procure that so far as is reasonably practicable, all such employees, contractors and sub-licensees shall enter into undertakings in favour of the other party to this end.
9. WARRANTIES AND DISCLAIMER
9.1	Biotecnol warrants that as far as it is aware after making due and careful enquiry, that the use of the Biotecnol Background Technology and the Biotecnol Background Patents in the Programme and during the Manufacturing Period as contemplated in this Agreement, the Process for production of the Product and the Finished Product, will not constitute an infringement of any Intellectual Property Rights of any third party.

9.2	To IDM’s best knowledge, the use of part or all of IDM Background Technology in connection with the Programme as contemplated herein does not conflict with, misappropriate, or infringe the intellectual property rights of any third party. Furthermore IDM warrants that it has secured a non-exclusive licence for the use, development and manufacturing of IL-13 in the Field and is therefore allowed to subcontract Biotecnol to perform the Programme.

9.3	Each party warrants to the other that it is not party to and shall not enter into any agreement, arrangement, understanding or negotiations with any third party, which prevent it entering into or performing its obligations hereunder, and that it is a duly organised and validly existing corporation in good standing under the laws of its own jurisdiction.

9.4	Nothing contained in this Agreement shall be construed as a warranty by Biotecnol that any Products or Finished Product will be suitable for any particular purpose, including without limitation, for therapeutic or other use in humans, expect for the intended use in the Field.

9.5	Subject to clause 9.6, neither party shall be liable to the other under or in connection with this Agreement, whether in contract, tort (including negligence), misrepresentation (other than where made fraudulently), breach of statutory duty or otherwise for any:
(a) loss of business, contracts, profits, anticipated savings, goodwill, or revenue; or
(b) indirect or consequential loss whatsoever incurred by the other, or any of its Affiliates, whether or not such other party was advised in advance of the possibility of any such loss.

9.6	Nothing in this Agreement shall limit either party’s liability in respect of:
(a)	any claim for death or personal injury caused by its negligence or that of its employees, contractors or agents; or

(b)	any other liability which may not be limited or excluded at law.
10.	DURATION AND TERMINATION

10.1	This Agreement shall enter into force on the Effective Date and unless terminated as provided herein, shall remain in force not before the end of the Manufacturing Period.

10.2	The Parties agree that the Joint Management Committee may recommend to stop the Programme at
•	the end of stage T2 if IL-13 is not functional according to the specifications defined in the Programme or agreed upon by the Joint Management Committee and/or

•	the end of stage T5 if the process is not reproducible according to the specifications defined in the Programme or agreed upon by the Joint Management Committee and/or

•	if the yield is not amounting to [...***...] and/or

•	before the manufacturing of the first Product batch is initiated (T9).
Either Party shall be entitled to terminate the Agreement based on the Joint Management Committee meeting minutes. The terminating Party undertakes to decide within thirty (30) Business Days from the Joint Management Committee meeting minutes issuance. The terminating Party shall within twenty (20) Business Days of the termination notice receipt set-up a meeting between the President & CEO of IDM and the CEO of Biotecnol to detail the consequences of such termination, in particular define the non-cancellable costs incurred by either Party and costs subject to reimbursement by either Party . In the event that within forty (40) days of referral to the President & CEO of IDM and the CEO of Biotecnol the Parties have failed to resolve the indemnification issue, either Party may refer the disagreement to arbitration in Belgium who shall appoint an expert to determine the dispute (the “Expert”). The decision of the Expert, who shall act as expert and not as arbitrator shall be final and binding on the Parties. The costs of the Expert shall be shared equally.
The parties agree that IDM shall be entitled to notify the termination of the Agreement at any time during the Manufacturing Period if [...***...].
10.3	During the Manufacturing Period, IDM shall not be allowed to terminate the Agreement but within the terms agreed upon in section 4.7. Biotecnol shall be entitled to terminate the Process performance at any time with an eighteen (18) months prior notice to IDM.
10.4	A party (the “Initiating Party”) may terminate this agreement with immediate effect by written notice to the other party (the “Breaching Party”) on or at any time after the occurrence of any of the

*	Confidential Treatment Requested under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

Confidential	13-Nov-03
following events:
(a)	the Breaching Party being in breach of a material obligation under this agreement and, if the breach is capable of remedy, failing to remedy the breach within ten (10) Business Days starting on the Business Day after receipt of written notice from the Initiating Party giving full details of the breach and requiring the Breaching Party to remedy the breach;

(b)	the Breaching Party passing a resolution for its winding-up or a court of competent jurisdiction making an order for the Breaching Party’s winding-up or dissolution;

(c)	the making of an administration order in relation to the Breaching Party or the appointment of a receiver over, or an encumbrancer taking possession of or selling, an asset of the Breaching Party;

(d)	the Breaching Party making an arrangement or composition with its creditors generally or making an application to a court of competent jurisdiction for protection from its creditors generally; and
10.5	For the purpose of clause 10.4 (a) above, a breach will be considered capable of remedy if time is not of the essence in performance of the obligation in question and if the Breaching Party can comply with the obligation within the ten (10) Business Day period referred to in clause 10.4(a).
11. EFFECT OF TERMINATION
11.1	Upon the termination or expiry of this Agreement, each party shall at the instruction of the other, either destroy or return all Confidential Information of the other and in particular:
(a)	Biotecnol shall at the instruction of IDM, either destroy or return all quantities of IDM Background Technology and IDM Materials remaining in its possession; and

(b)	IDM shall at the instruction of Biotecnol, destroy or return all quantities of Biotecnol Background Technology remaining in its possession.
11.2	In cases detailed in the section 10.4 b, c or d and in the case where Biotecnol is the Breaching Party in section 10.4 a, the remaining party shall be entitled to full ownership on Foreground Rights issuing from the last milestone payment.

11.3	The provisions of clause 11.1 shall be subject to the rights of IDM pursuant to clause 7.5, such that IDM may retain such Confidential Information as is necessary for it the exploit the licence granted thereby.
11.4 The termination of this Agreement shall be without prejudice to the rights and obligations of the parties provided in clauses 1, 4, 7, 8, 9, 10, 11 and 20, all of which shall survive such termination and shall be without prejudice to any accrued claims or rights of action that either party may have against the other up to the date of such termination.
11.5 For the purpose of clause 10.4 (b), 10.4 (c) and 10.4 (d), if IDM is the Breaching Party, Biotecnol agree to offer the Sanofi- Synthelabo group an option to be assigned the rights and obligations of IDM under the Agreement.
12. FORCE MAJEURE

12.1 “Event of Force Majeure” means, in relation to either party, an event or circumstance beyond the reasonable control of that party (the “Claiming Party”) including, without limitation, (whether or not by the Claiming Party), strikes, lock-outs and other industrial disputes (in each case, whether or not relating to the Claiming Party’s workforce) which renders the performance of the obligation of that party not commercially or technically possible.
12.2 The Claiming Party shall not be deemed to be in breach of this Agreement or otherwise liable to the other party (the “Non-Claiming Party”) for any delay in performance or any non-performance of any obligations under this Agreement (and the time for performance shall be extended accordingly) to the extent that the delay or non-performance is due to an Event of Force Majeure provided that:
(a)	the Claiming Party could not have avoided the effect of the Event of Force Majeure by taking precautions which, having regard to all matters known to it before the occurrence of the Event of Force Majeure and all relevant factors, it ought reasonably to have taken but did not take; and

(b)	the Claiming Party has used reasonable endeavours to mitigate the effect of the Event of Force Majeure and to carry out its obligations under this Agreement in any other way that is reasonably practicable.
12.3 The Claiming Party shall promptly notify the Non-Claiming Party of the nature and extent of the circumstances giving rise to the Event of Force Majeure
12.4	If the Event of Force Majeure in question prevails for a continuous period in excess of three (3) months after the date on which it began, the Non-Claiming Party may give notice to the Claiming Party terminating this Agreement. The notice to terminate must specify the termination date, which must not be less than thirty (30) clear days after the date on which the notice to terminate is given. Once the notice to terminate has been validly given, this Agreement will terminate on the termination date set out in the notice. Neither party shall have any liability to the other in respect of termination of this Agreement due to an Event of Force Majeure. In such circumstances, section 11.4 conditions shall apply
13. COSTS
Save as expressly otherwise provided in this Agreement each of the parties shall bear its own legal, accountancy and other costs, charges and expenses connected with the negotiation, preparation and implementation of this Agreement and any other agreement incidental to or referred to in this Agreement.
14. VARIATIONS
This Agreement may be varied only by a document signed by each of the parties.
15. WAIVER
15.1	A waiver of any term, provision or condition of, or consent granted under, this Agreement shall be effective only if given in writing and signed by the waiving or consenting party and then only in the

Confidential	13-Nov-03
instance and for the purpose for which it is given.

15.2	No failure or delay on the part of any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.3	No breach of any provision of this Agreement shall be waived or discharged except with the express written consent of the parties.

15.4	The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

16.	INVALIDITY
If any provision of this Agreement is or becomes (whether or not pursuant to any judgment or otherwise) invalid, illegal or unenforceable in any respect under the law of any jurisdiction:
(a)	the validity, legality and enforceability under the law of that jurisdiction of any other provision; and

(b)	the validity, legality and enforceability under the law of any other jurisdiction of that or any other provision, shall not be affected or impaired in any way thereby.
17. NOTICES
17.1	Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid internationally recognised courier (e.g. DHL, FedEX), except when otherwise indicated.

In case of Biotecnol to:
Taguspark
Edificio Inovacao IV N° 809
2780-920 Oeiras
Portugal
Attention: CEO
Fax: +351 21 422 0529

In case of IDM to:
172 rue de Charonne
75545 Paris Cedex 11
France
Attention: President & CEO
Fax: +33 (0)1 40 090 425
and shall be deemed to have been duly given or made as follows:
(a)	if personally delivered, upon delivery at the address of the relevant party;

(b)	if sent by an internationally recognised courier (e.g. DHL, FedEX), two Business Days after the date of posting;

(c)	if sent by air mail, five (5) Business Days after the date of posting; and

(d)	if sent by fax, one Business Days after the date of sending;
provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. local time such notice, demand or other communication shall be deemed to be given or made at the start of working hours on the next Business Day.
17.2	A party may notify the other party to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of clause 17.1, provided that such notification shall only be effective on:
(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date falling five (5) Business Days after notice of any such change has been given.

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18.	NO PARTNERSHIP

18.1	Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.
18.2 At no time shall either of the parties have the authority to hold itself out as the agent of the other or as being empowered to bind the other in any way whether contractually or otherwise.
19.	ASSIGNMENT
Neither party may, without the prior written consent of the other, assign the benefit of all or any other party’s obligations under this Agreement, nor any benefit arising under or out of this Agreement, provided that each party may assign or otherwise transfer this Agreement, or the interests hereunder, by operation of law or otherwise without the consent of the other party:
•	to any of its Affiliates or

•	to any other person with which such party may merge, consolidate or transfer all or substantially all of such Party’s assets related to the Product, Finished Product or Process.
This Agreement and each party’s rights and obligations hereunder shall inure to the benefit of, and be binding upon, the permitted successors and assigns of the parties hereto; provided, that any assignment in violation of this section shall be null and void.
20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement (and any dispute, controversy, proceedings or claims of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with Belgium law.

20.2	Each of the parties to this Agreement irrevocably agrees that any dispute arising out of or in connection with this Agreement shall be settle by arbitration, except for the settlement described in section 5.8, where an Expert shall file a binding decision. Such arbitration shall be held in English in accordance with the rules of Cepani (Centre Belge pour l’Etude et la Pratique de l’Arbitrage National et International) by a three arbitrators appointed in accordance with such rules. The place of arbitration shall be Brussels. Language of arbitration shall be English.

The arbitrators shall be appointed by agreement between the parties or failing agreement within a period of twenty one (21) Business Days shall be appointed at the request of any party by the Secretary-General for the time being of CEPANI. So far as possible the decision of the arbitrators shall be given within twenty one (21) Business Days of their appointment and shall be final and binding on the parties who renounce any right of appeal against such arbitration award.

21.	ENTIRE AGREEMENT

21.1	Subject to clause 21.2, this Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof and neither party has been induced to enter into this Agreement in reliance upon, nor has any such party been given, any warranty, representation, statement, assurance, covenant, agreement, undertaking, indemnity or commitment of any nature whatsoever other than as are expressly set out herein and, to the extent that any of them has been, it unconditionally and irrevocably waives any claims, rights or remedies which any of them might otherwise have had in relation thereto.

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21.2 The provisions of this clause 21 shall not exclude any liability which either party would otherwise have to the other party or any right which either of them may have in respect of any statements made fraudulently by either of them prior to the execution of this Agreement or any rights which either of them may have in respect of fraudulent concealment by the other.
21.3 All schedules are integral part of this Agreement.
IN WITNESS whereof this agreement has been executed on the date first above written.
Signed by
for and on behalf of Biotecnol SA

/s/ Pedro de Noronha Pissara	/s/ Luis Amado
CEO	COO

Signed by
for and on behalf of IDM SA

/s/ Jean-Loup Romet-Lemonne
President & CEO

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SCHEDULE 1
PROGRAMME

Process development and cGMP production of clinical grade Interleukin 13 (IL-13) for ex-vivo cell therapy. Revised outline of Work Program

Biotecnol SA
Taguspark
Edificio Inovacâo IV, 809
Porto Salvo
2780-920 Oeiras
Portugal
www.biotecnol.com
Contact: Philip Cunnah, Ph.D.
Tel: +21-4220520
Fax: +21-4220529
Email: pjc@biotecnol.com

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1. INTRODUCTION	3

2. OBJECTIVES	4

3. THE APPROACH	5

4. WORK PROGRAM	6

T1 IDENTIFICATION OF MANUFACTURING FACILITY	6

T2 PRODUCTION OF IL13 FROM BIOTECNOL’S PR EXPRESSION SYSTEM	7

T3 CELL BANKING	8

T4 PROCESS DEVELOPMENT — FERMENTATION	9

T5 PROCESS DEVELOPMENT: DSP	12

T6 DEVELOPMENT OF ANALYTICAL METHODS FOR PROCESS MONITORING, AND LOT RELEASE TESTING	18

T7 PROCESS TRANSFER TO CGMP FACILITY	23

T9 CGMP BATCH PRODUCTION AND ANALYSIS	25

PART II	26

T1O FILLING AND FINISHING OF PRODUCT TO DELIVER FINISHED PRODUCT	26

T11 GENERATION OF PRELIMINARY DATA TO DEMONSTRATE PRODUCT STABILITY	27

T12 STABILITY STUDIES ON CGMP GRADE PRODUCT AND FINISHED PRODUCT	29

1. Introduction
In a previous Prototype Production Contract between Biotecnol SA and Immuno-Designed Molecules (IDM), Biotecnol had the objective to provide triplicate samples of pharmaceutical grade IL-13 having the same bioactivity as the standard provided to IDM by Sanofi-Synthelabo. Accordingly clause 1, clauses 2.1 to 2.3 of that contract ,dated of March 8th 2001, was successfully accomplished.
Furthermore according to clause 2.4, Biotecnol would evaluate the best system for producing a soluble form of IL13 according to the specifications set. Biotecnol has provided solid evidence that due to the properties of the molecule, soluble production could not be achieved despite the large variety of systems used. The fact that IL-13 could only be produced in inclusion bodies was later on confirmed by Sanofi-Synthelabo’s report 8th November 2001.
Biotecnol quickly moved on to consider inclusion bodies for production of the molecule and using it’s proprietary technology a functional prototype was developed. The systems selected for insoluble expression were the BT Xanthosine Expression System and the pL-pR / ant system. Fermentation process was developed and a downstream processing methodology was applied to production of samples in the laboratory. Biotecnol compiled a report in which these methodologies were described, (Process Description — Production of rHIL13 in E.coli, February 2002.
In a meeting in Lisbon with Dr. Didier Prigent and Dr. Jacques Bartholeyns, April 2002, the contents of the report as well as other work, weak points and strong points, were presented. Furthermore a freedom to operate analysis of the technology used was presented to IDM.
Following completion of the contract Biotecnol continued to develop the process using a fusion system in order to improve the yield, however success was limited and fusion systems were considered non viable for development of an effective process. Biotecnol carried out work to develop expression systems of greater potential which expressed non fusion IL13. This was successfully achieved resulting in alternative options from which to develop, what is likely to be, a more effective process.
In conclusion work performed by Biotecnol up until July 2002, developed a production prototype using a system with a fusion partner, the process as presented would need further development and optimisation to ensure it’s effective implementation and commercialisation for production of a clinical grade IL13 meeting specifications and regulatory requirements relevant to it’s end use.
Development and validation of suitable specifications and analytical protocols for process control and batch release testing would require consideration along with formulation and stability testing to meet the demands of regulations governing the production and commercialisation of recombinant therapeutic proteins.
In this report we present IDM with an outline of our plans to develop a process using a system expressing non fusion IL13 and to ensure the effective transfer and implementation of that process, according to cGMP, for production of clinical grade IL13.
The specification for such product to be defined in consultation with IDM, for use in ex-vivo cell therapy applications.

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2. Objectives
Over the past year Biotecnol have completed several bi-partite discussions with IDM and more recently tri-partite discussions with Sanofi Synthelabo. Biotecnol presented a number of documents in discussion of the continued activities covering technicalities and regulatory issues of developing and transferring a process for production of a recombinant therapeutic protein to cGMP quality.
These discussions have also considered IDM’s requirements in terms of product specifications and the methodologies required to demonstrate compliance with those specifications. Further consideration has been given to the quantities that will be required for IDM’s clinical trials and eventual commercialisation of the technology.
On the basis of these discussions it is Biotecnol’s understanding that objectives of this project are:-
1.	Produce, characterise a sample of IL13 using Biotecnol’s pR expression system, for comparison with the IL13 previously used by IDM.

2.	Outsource the production and testing, according to regulatory requirements, of Master and Working Cell Banks of the chosen expression system.

3.	Develop a manufacturing process that can be effectively validated and used for commercial manufacture of IL13 of a specification, equivalent to Sanofi Synthelabo’s reference standard and specifications defined by further analysis beyond that carried out by Sanofi Synthelabo (SaSy), in full compliance with cGMP for production of recombinant protein Product Finished Product for implementation at minimally 50 litre fermenter yielding up a minimum of 35 mg/I.

4.	Biotecnol will co-ordinate the effective transfer and implementation of the manufacturing process at a cGMP facility chosen in consultation with IDM to produce an initial batch of Finished Product to be used as a raw material for ex vivo processing of human cell therapy products that are intended for phase III clinical trials and commercial distribution.

5.	Biotecnol will have responsibility to develop the analytical protocols, either in house, or in collaboration with a suitable CAL (Contract Analytical Lab), said CAL agreed upon with IDM.

6.	Biotecnol will have responsibility to oversee the CAL to validate the analytical protocols in compliance with GLP/cGMP.

7.	Biotecnol will have responsibility to oversee the CAL for lot release testing.

8.	Biotecnol will have responsibility to oversee the contract manufacturer to validate the process, equipment, or facility in compliance with GLP/cGMP.

9.	Biotecnol will have responsibility to oversee the contract manufacturer to release the drug product to IDM requirements

10.	Biotecnol will manage and oversee all aforementioned activities to ensure the production and control of IL13, at the chosen contract manufacturer or CAL , suitable for use in phase III clinical trials and commercial distribution of IDM’s cell therapy in the US and Europe. This will cover Prevention of cross contamination during manufacturing, raw material control and management and minimum validation of all processes, equipment, facility and personal that affect the safety of IL13 (e.g. cleaning, aseptic steps, etc;) for clinical trial and commercialisation.
Further consideration must also be given to (Part II):
1.	Formulation, containment and filling to produce the Finished Product.

2.	Stress testing to identify stability indicating assays to be used in stability testing.

3.	Stability testing of the Product and Finished Product.

4.	Process Validation for commercialisation.
3. The Approach
A process to be compliant with regulatory authorities is not a trivial task to achieve. It requires a multidisciplinary approach drawing knowledge from several fields.
A pro-active, flexible and evolving product development plan that integrates the activities of all relevant functions from process / analytical development, manufacturing, quality control, quality assurance and regulatory can help minimize unnecessary costs both in resources and time.
Biotecnol’s emphasizes, early in the development of the process, the necessity for effective interaction with the chosen cGMP facility and CAL to ensure development of viable protocols for manufacturing and quality control. This interaction can only be achieved by effective and regular communication by telephone and meetings between responsible personnel. This can only be achieved by early and up front commitment of work to the chosen cGMP and CAL
Development work at Biotecnol will generate the necessary, methodologies and SOP’s, in consultation with the cGMP facility and CAL, to ensure that the process and analytical methodologies can be rapidly transferred and effectively implemented.
Work will be documented and reports compiled in line with an agreed work plan and the requirements for provision of information and data for preparation of the CMC, and other regulatory documentation.

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All draft specifications for release of the Finished Product for use in phase III clinical trials or commercial distribution must be developed prior to the production and agreed by IDM.
All draft specifications for stability testing of the Product and Finished Product for use in phase III clinical trials or commercial distribution must be developed prior to the production and agreed by IDM. Such specifications can only be developed if sufficient preliminary stability information is available to draft the specifications i.e. this requires a early commitment to the preliminary stability work herein proposed in order to have the information available in good time to draft such specification prior to production.
The tasks to be undertaken, the periods over which those tasks will be implemented, and the expected outputs in pursuance of the aforementioned objectives, are described in the revised work program presented in section 4. This program has been revised from a prior outline of the work program presented 09-05-03.
4. Work Program
PART ONE
T1 Identification of manufacturing facility.
Milestone — September 2003 -
Identification of potential candidates through telephone calls, internet search and meetings at conferences
Preliminary telephone discussions with prospective candidates.
Visits to short-listed candidates for technical discussions and quality audits.
Deliverables T1P1
Initial Screening Reports — Biotecnol Visits
reports — Biotecnol
Audit reports — IDM
Comparison — Report Biotecnol Recommendation
Confirmation of manufacturing facility to move forward
T2 Production of IL13 from Biotecnol’s pR expression system.
Milestone 30th September 2003
Processing of pR sample for evaluation using existing protocol and comparison with SaSy’s IL13.

IL13 from Biotecnol’s clone will be produced and processed using the existing protocol and compared with material produced by the SaSy’s clone.
Comparison with acceptance criteria will be made on the basis of:-
i.	Reverse Phase HPLC — Typical profile to that obtained with Sasy’s IL13.

ii.	SDS PAGE — Reducing and Non reducing — Typical profile compared with that of Sasy’s IL13.

iii.	N terminal sequencing — identical N terminal sequence to that of Sasy’s IL13.

iv.	Amino Acid Composition — As expected for Sasy’s IL13

v.	Mass determination — Expected Molecular Mass

vi.	Bioactivity — Activity in the range of the activity of Sasy’s IL13
Functional evaluation, by IDM, of IL13 produced. IDM to input acceptance criteria.
Genetic Stability of the construct in the laboratory fermentation process
Fermentations will be analysed for plasmid stability based on the following methods and acceptance criteria
i.	Selective plating — plasmid retention > 80%

ii.	Restriction mapping — expected banding patter form restriction digest of plasmid with several enzymes

iii.	Sequence of insert — sequence equivalent at end of fermentation to that page 7 of 31 of the sequence of the vector

iv.	Expression levels — expression levels reproducible by SDS PAGE analysis.
Deliverables — T2P2
Reports on activities undertaken including methods used and results obtained
Successful processing and characterisation of functional IL13 at 10 mg/l.
Genetic stability of the vector construct during fermentation

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T3 Cell Banking
Dependent on successful completion of T2
T3P1 Milestone — Initiation of cell banking October 2004
T3P2 Biotecnol will supply to CeIITec a well characterised, purified plasmid. This will be used to transform qualified BL12 strain. From the plating 10 colonies will be cultured and stored as 10 glycerol stocks. These stocks will be analysed for expression level, SDS PAGE, against Biotecnol’s development cell bank. The best production stock will be recommended and further qualified in fermentation experiments at Biotecnol
T3P2 Milestone — Production of MCB and WCB 23rd January 2004
From this stock MCB and WCB (220 vials each) will be established. Production will be carried out in Category A laminar flow cabinet in a category B room. All media and buffers used for production of cell banks are free of animal derived compounds.
T3P3 Milestone — Testing and Release of MCB/WCB 21st May 2004
10 vial of each cell bank will be used for the testing and analysed in accordance with ICH guidelines as defined in the contract.

Phenotype Characterisation	API20E	Conforms with CSS
Genotype	RAPD	Conforms with CSS
Viability	Plating assay	> 1X10[7] CFUs/ml
Copy Number	Photometric
Sequence Identity	Restriction Map	Expected pattern
	Sequencing insert	Conforms to ref. sequence

Contamination	Selective Plating	Absence of contaminants
Microscopy
Gram Staining
	Phage Plaque Assay	Absence of Phage
Plasmid Stability	Replica Plating
Growth Characteristics	OD	Conforms with CSS
	Biomass	Conforms with CSS
	SDS PAGE	Conforms with CSS
Deliverables — T3
Development Report for establishment of the CSS Executed Batch Records for MCB and WCB SOPs for preparation of buffers and media
CofA for all raw materials
Testing records
CofA for final release of MCB and WCB

T4 Process Development — Fermentation
T4P1 Milestone —Initiation of development activities — fermentation April 1st 2003
T4P2 Milestone - Continued development — fermentation September 30th 2003
T4P3 Milestone — Fermentation Protocol — September 2003
Activities to define the fermentation process.

1.	Shake Flask Evaluations.
2.	Initial evaluation in the fermenter.
3.	Optimisation and verification of a batch process.
4.	Optimisation and verification of fed batch process.
5.	Comparison of productivity.
From this the following parameters will be defined.
▪	Medium components — Inoculum and fermentation
(no materials for which non-animal derived sources exist will be used in the media.)
▪	Inoculum Regime.
▪	Feeding strategy.
▪	Dissolved Oxygen — DO.
▪	pH.
▪	Temperature.
▪	Point of induction.
▪	Harvest time — post induction.
Outputs from this study will include
▪	Growth Characteristics — OD and Cell Dry Weight.

▪	SDS PAGE analysis of expression levels.

▪	On line data for DO, Agitation, pH and temperature.
Deliverables T4P3
Detailed report describing work carried out and conditions defining the process for further characterisation.

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T4P4 Milestone — Consistent Laboratory Fermentation Process — December 2003.
Characterisation will be carried out in a test range to avoid inevitable failure but wide enough to see failure if the parameter is critical.
The process inputs are:

•	Inoculum Regime	+/- 15%
•	Feeding strategy	+/- 15%
•	Dissolved Oxygen — DO	+/- 10%
•	PH	+/- 0.5
•	Growth Temperature	+/- 3°C
•	Induction temperature	+/- 3°C
•	Point of induction	+/-10%
•	Harvest time	+/- 15%
Process outputs will include

•	On line data DO, pH, temperature
•	Growth Profiles OD , CDW
•	Acetate Levels
•	Expression Levels	SDS PAGE
HPLC
•	Plasmid Stability	selective plating
Those parameters where it is observed that a greater than 15% difference exists in one of the output variables will be investigated further over a narrower range to identify edge of failure limits.
On completion of the above the process a minimum of three batches will be performed at a 5 litre working volume to demonstrate that the process is controlled within the ranges as specified by the above studies.
Process outputs will include

•	On line data DO, pH, temperature, CO2, 02
•	Growth Profiles OD , CDW
•	Acetate Levels
•	Expression Levels	SDS PAGE
HPLC
•	Plasmid Stability	restriction maps
selective plating
sequence analysis of the IL13 insert.
In parallel to this work the stability of the plasmid will be further studied, beyond the generations expected in the production process. This will be carried out by growing the cells using the conditions identified in the initial definition. Serial subculture will be carried out to imitate the number of generations expected when the fermentation process is scaled to 200 litres.
The process outputs will include

•	On line data DO, pH, temperature
•	Growth Profiles OD , CDW
•	Acetate Levels
•	Expression Levels	SDS PAGE
HPLC
•	Plasmid Stability	restriction maps
selective plating
Deliverables T4P4
A report will be compiled of the work carried out and the results obtained.
A full process description will be produced defining the medium components, their source and preparation, operating parameters, limit values. Methods used in analysis of outputs and the data obtained from the consistency batches. This will serve as the technology transfer working document for the fermentation process.
T5 Process Development: DSP

T5P1	Milestone — Initiation of development work — DSP. April 1st 2003

T5 P2	Milestone — Continuation of development work — DSP . September 30th 2003

T5 P3	Milestone — DSP protocol — December 2003
A strategy to extract, refold and purify the IL13 produced by E.coli will be developed.
Step 1
Cells from fermentation experiments will be harvested in a centrifuge with a capacity of 1.5 litres.
Subsequent to harvest the cells will be resuspended in an appropriate buffer, typically Tris, EDTA and disrupted using a high-pressure homogeniser. Initially protein release into the soluble phase, as determined by colorimetric analysis, will be used to follow the effectiveness of the disruption process.

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Step 2
The following parameters will be defined
•	Equipment model, manufacturers
•	Buffer pH and composition
•	Concentrations at resuspension — OD and or wet weights
•	Pressures
•	Temperatures
•	Centrifugal forces
•	Cycles / Passes
•	Temperatures
•	Storage conditions
•	Times
Following disruption the inclusion bodies will be recovered by centrifugation and washed several times. The washing process will be studied to determine a strategy to wash away any contaminating proteins early in the process so ensuring that the starting material is as pure as possible. It is likely that a combination of chaotropic agents in low concentration and aqueous washes will be sufficient to effectively wash the inclusion bodies. We will not want to use more than three washing steps, preferably 2 steps or less will be our ultimate aim. The effectiveness of the washing step will be visualized by SDS PAGE analysis of the inclusion bodies solubilised in SDS. The weights of pellets recovered after each stage will be determined.
Process outputs will include:
▪	Protein quantification and SDS PAGE analysis
It is unlikely that the chosen facility will have the same system for centrifugation and disruption as used at Biotecnol. The information and results presented in this report will serve as a benchmark to effectively re-optimize at the manufacturing facility in consideration of the equipment available and ensue that the process is effectively scaled to produce inclusion bodies of the same standard.
Step 3
Following extraction and washing of inclusion bodies the inclusion bodies will be solubilised in Guanidine. Effectiveness of solubilisation will be monitored by HPLC and solids remaining using wet weight determinations following centrifugation.
The following key parameters will be defined.
•	Equipment model and manufacturer
•	Temperature
•	Composition and pH of solubilising agent
•	Concentration for resuspension — wet weight
•	Time
•	Agitation
•	Viscocity of solubilised inclusion bodies

Process outputs will include
•	HPLC analysis
•	Solids Remaining
Step 4
Prior to refolding solubilised inclusion bodies will be clarified in order to remove non-soluble material. Effectiveness of this step will be determined using dry weight measurements post and pre filtration and analysis by reverse phase HPLC.
The key parameters will be defined.
•	Equipment Model and manufacturer
•	Membrane Specifications
•	Volumes
•	Flow rates
•	Pressures
•	Time
•	Temperature
Process outputs will include
•	Reverse phase analysis
•	Dry weight determinations
Step 5
The clarified inclusion bodies will be subsequently refolded. The conditions for refolding will be studied so as to identify the conditions giving the desired yield > 35 mg/l and purity (see following step) on further processing. Reverse phase analysis will be used to follow the refolding process in order to reject those less promising conditions. Those conditions, which, on HPLC analysis show more promise, i.e. a significant proportion of IL13 in its oxidized and native state, as compared with the reference standard, will be subject to further processing to identify the subsequent recovery. Those options giving the highest yield will be considered for further optimization in consideration of minimizing the volumes in which refolding is carried out.
The following parameters will be defined:
•	Composition and pH of refolding buffer
•	Concentration/dilution factor for refolding
•	Dilution Rate
•	pH adjustments
•	Time
•	Temperature
•	Agitation
Outputs will include
•	Reverse phase analysis — quantification of refolding process

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Step 6
On completion of refolding the solution may require further clarifications and concentration before progressing to the next stage of the process.
Following parameters will be defined
•	Equipment Model and manufacturer
•	Membrane Specifications
•	Volumes
•	Flow rates
•	Pressures
•	Time
•	Temperature
Reverse phase HPLC analysis will be used to monitor this step and define any losses or modifications occurring.
Output
•	Reverse phase analysis and quantification of losses
Step 7
In the next phase of the program the primary goal will be to capture IL13 directly from the preceding step, as this will likely provide the most efficient means of processing IL13 further. HIC or CatX chromatography are the most likely options to succeed in this step. Several media types will be studied for their ability to capture pure IL13 and its effective elution. Conditioning may also be required and these will have to be determined. Those media shown to effectively capture pure IL13 will be tested for their ability to capture IL13 subsequent to refolding. The success of this capture step will be determined by reverse phase HPLC, SDS PAGE and Bioactivity to demonstrate that the product is typical and that the yields are sufficient to result in a final yield of at least 30 mg/l.
The following parameters will be defined
•	Feed conditioning requirements
•	Protein concentration of feed
•	Feed pH, conductivity and pH
•	Equipment model and manufacturer
•	Chromatography media specifications
•	Column Specifications
•	Packing Protocol and specifications
•	Temperatures
•	Pressures
•	Buffer compositions, pH and conductivity.
•	Equilibration flow rates and volumes
•	Feed flow rates, volumes/capacity
•	Wash volumes and flow rates
•	Elution conditions, volumes, flow rate, gradients.
•	Regeneration, flow rates and volumes.
•	Eluate volume, concentration, pH and conductivity.
Outputs will include

•	SOP for column packing and testing
•	Chromatograms
•	HPLC analysis — quantification and identification
•	SDS PAGE analysis
•	Bioactivity
At the point that it is considered that the capture step is effective and provides a sample of IL13 giving typical bioactivity, HPLC profile and SDS PAGE, further analysis will be performed to ascertain the extent of DNA, Host Cell Protein and Endotoxin removal in establishing whether a further step might be required to reduce these contaminants to acceptable levels (note: these level have yet to be defined for this type of product, IDM input). In the extent that these contaminants are above specification then it will be desirable to introduce an anion exchange step or membrane step to capture such contaminants. If needed the conditions will be defined and results presented. (See previous chromatography and membrane steps for typical conditions to be defined and outputs)
Outputs also include
•	DNA determination
•	Host Cell Protein Determination
•	Endotoxin determination
Step 8
Analytical SEC will also be performed to ascertain the extent to which aggregates are present and may need removing. Their removal can generally be accomplished using preparative SEC. It is most likely that Sepahcryl 100 or Sephadex 75 will be suitable for this application. In order to maximize the productivity it is likely that prior to introduction of such a step further concentration will be required. This might be achieved by the application of a further capture of the purified product via cation exchange chromatography or concentration using tangential flow filtration. If needed the conditions will be defined and results presented. (See previous chromatography and membrane steps for typical conditions to be defined and outputs).
T5P3 Deliverables
A report will be compiled covering the results of activities and defining the process for extraction and purification (DSP) for further characterization

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T5P4 Milestone — Consistent DSP protocol — April 2004
The process will be characterized further. It is expected when this activity begins the CMO will have been selected and a commitment made in initiating technology transfer. It will be expected that communication takes place between Biotecnol and the CMO to establish process fit for the DSP and critical issues in consideration of the scale-up for effective functioning of DSP on the operating units available at the cGMP. The main issues, the selection of membranes equivalent to those used at the cGMP facility and issues relating to solubilisation and refolding. Chromatography steps should scale linearly for the scale expected in manufacturing. With input from the CMO further modifications to the lab scale process, which could assist in transferring the technology, will be implemented and tested.
The steps might be further optimized to improve productivity. The requirement for this will depend on the outcome of T5P3 and the projected requirements for processing of larger volumes in the cGMP facility. Typically productivity can be improved as a consequence of alterations to fluxes, feed volumes/maximizing capacity, volumes for equilibration, washing and elution and typically these will be the parameters targeted for further optimization if deemed necessary.
Process characterization will take the form of “range-finding”.
Process inputs will include

•	Resuspension concentrations	+/- 20%
•	Feed pH	+/- 0.5
•	Temperature	+/- 3°C
•	Load capacity	+/- 15%
•	Dilution rate / volume	+/- 15%
•	Elution profiles	+/-15%
•	Conductivity	+/- 10%
Process outputs will include
•	On line data — chromatograms, UV absorbance, pH , conductivity, pressure, flow rates

•	In process analytical data — SDS PAGE, Reverse Phase HPLC, DNA and HCPs

•	Final Product — SDS PAGE, Reverse Phase HPLC, SEC HPLC, Bioactivity, HCPs, DNA and endotoxins, n-terminal sequencing.
Those parameters where it is observed that the analytical data is atypical of the data obtained from development of the process will be investigated over a narrower range to identify edge of failure limits.
Hold times and temperatures will be studied in 1 batch up to 24 hours between each step.
On completion of the above process the reproducibility will be established by repeating the process three times processing a minimum of 1 liter from 3 X 5 liter fermentation batches.

Deliverables T5P4
A report will be prepared describing the work and conditions used in testing reproducibility of the DSP strategy.
A full process description will be produced defining the buffer components, their source and preparation operating parameters, limit values. Methods used in analysis of outputs and the data obtained from the consistency batches. This will serve as the technology transfer working document for the DSP process.
T6 Development of analytical methods for process monitoring, and lot release testing.
T6P1 Milestone — Initiation of analytical development — April 1st 2003
T6P2 Milestone — Analytical SOPs — December 2003
ICH Topic Q6B Specifications: Test Procedures and Acceptance Criteria for Biotechnological/Biological Product gives guidance on the general principles and considerations for the setting and justification of specifications for biotechnological products. The product itself must be characterised in relation to it’s physicochemical properties, biological activity, purity, impurity, contaminants and quantity. Adequate in process controls must be developed and adopted to demonstrate and monitor consistent perform of the process as part of the overall assurance of quality of the final product. Specification must be set and justified taking into account analytical procedures based on lots used in preclinical, clinical studies, demonstration of manufacturing consistency and stability for both Product and Finished Product.
During the period in which the process is being developed several assays will be used, adapted and developed further for process monitoring and lot release testing.
Reverse Phase HPLC — quantification, identity and purity. In general it is useful to distinguish between misfolded, reduced and partially oxidised forms. Calibration curves will be established using the Sasy’s reference material. Biotecnol’s development process will be monitored and quantified against this reference material.
SEC HPLC — quantification, purity and estimation of Mw. It is useful to distinguish aggregates from monomers and larger molecular weight contaminating molecules. Sasy’s reference material will be used to generate calibration data. Low Molecular Weight Markers will be used to calibrate the column for estimation of the molecular weights of the IL13 and contaminating species.
SDS PAGE — indicate purity of product and relative levels of expression. Homogeneous gels, both reducing and non-reducing will be carried out. Pharmacopoeial like analysis, using the Sasy’s material as

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a reference will be developed as a means to assessing the relative purity.
Ion Exchange HPLC — Isoforms with different charges e.g. deamidated, have potential to be resolved using analytical ion X chromatography.
Host cell DNA. It is not expected that a specific host cell DNA assay will be routinely required, however an in-house colorimetric hybridisation assay will be developed, using purified DNA (genomic and plasmid) from the host strain.
Host Cell Proteins It is not expected that a specific host cell protein assay will be required. A generic test based on ELISA or Immunoblots and currently available on the market (Cygnus) will be evaluated, using the supplied reference standards to determine the levels of HCPs present in the product.
Peptide mapping. The development of this methodology if required will be outsourced to M-Scan. .
Sequence and amino acid analysis, where required, will be outsourced during development work to M-Scan or Eurosequence .
Endotoxins. Endotoxins will be determined in house using LAL kit from Biowhitaker/Charles Rivers.
In vitro biological activity — determined by proliferation assay using TF1 cells. This method has been established at Biotecnol and will be routinely used in the determination of bioactivity.
Process Related Impurities.
Since the process is not yet defined we cannot yet develop assays for process related impurities. On completion of T5P3 we will have a clearer idea of the process related contaminants for which we may have to test and can develop the assays accordingly. The current components that are most likely to require assays are
                    Guanidine,
                    Glutathione
                    DTT
                    Kanamycin

Deliverables T6P2
For all the above methodologies SOPs will be written detailing
•	Instruments used.

•	Column specifications and suppliers

•	Reagents and suppliers

•	Kits and their suppliers

•	Procedures.
T6P3 Milestone — Methods Transferred to CMO — 19th March 2004
T6P4 Milestone — Validated Analytical Protocols — 30th July 2004
ICH Q2 A (Text on validation of analytical procedures), Q2B Validation of analytical procedures, methodology) and FDA — Analytical Procedures and Methods Validation provide guidelines to the validation requirements for analytical procedures relating to analytical methods for assuring identity, purity quantities and activity of a Product /Finished product.
Typical validation characteristics that will be considered.
System Suitability — generally replicate loadings of (n=3) of a suitable reference standard and where available a second component e.g. nominated decomposition product. Retention time and migration variance of less than 3% and area and band volume variances of less than 10%.
Specificity — Ability to assess unequivocally the analyte in the presence of other component which might be expected to be present. Comparison of degraded samples and samples with known impurities with a reference sample
Linearity — the ability of the method to obtain results which are directly proportional to concentration of the analyte. Generally obtained by dilution of increasing volumes of a stock solution of reference standard and or analyte in presence of formulation agents with known concentration (e.g. 6 dilutions in duplicate) this will give a working range and define limits of detection and quantification for the analyte . R2 Value should be equal to or greater than 0.95.
Accuracy — Checks using formulation buffer spiked with known concentrations of analyte quantitated using the linearity plot. Recovery should fall within 80-115% of expected.
Repeatability — Carrying out analysis in six replicates over a short period of time on one instrument. %CV (Coefficient of Variation) less than or equal to 10%.
Intermediate precision — method run on different days or by different operator. 6 aliquots analysed in

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duplicate on different days. %CV less than or equal to 10%.
Robustness — Generally experiments should be designed to consider the following criteria

I.	Stability of analytical procedures

II.	Variations of reagents

III.	Timing of steps

IV.	Temperature

V.	PH

VI.	Variation of, columns, gels, etc,.
The objective of the procedure should be clearly understood since this will govern the validation characteristics which need to be evaluated. Testing for impurities can be either quantitative or limit tests with different validation criteria.
At minimum the methods to be validated for lot release testing of IL13 to which the above criteria will apply include
     • .. SDS PAGE — Identity, purity and apparent molecular weight
     • .. Immuno Blotting — Identity and possible host cell proteins
     • .. HCP, Threshold Method /ELISA — Purity
     • .. DNA, Threshold Method — Purity
     • .. Reverse Phase HPLC — Identity, purity and quantification
     •    SEC HPLC — Purity and identity
The current proliferation assay will be validated in consideration of the general requirements to show:
System Suitability — e.g. use of a neutralising antibody
Specificity — The influence of buffer components and contaminants on the assay.
Linearity — The current assay defines the range over which the response is linear in order to calculate activity.
Accuracy — Spiking with known amounts of analyte
Repeatability — Due to the nature of the bioassay the precision is generally defined by replicates of the same sample in the same assay to give the fiducial limits.
Intermediate Precision — Analysis of the same sample on a different day by a different operator.
Robustness. Generally experiments should be designed to consider the following criteria

I.	Variations of reagents
II.	Timing of steps
III.	Temperature

IV.	pH
V.	Variation of equipment
The following methods may also be required, whether they need to be validated for routine product release needs to be discussed
Ion X or IEF
Peptide map — Identity
Extinction Coefficient — Amino Acid analysis — Quantification
MS — Molecular Weight
Deliverables T6P4
Reports
Instrument specifications, Materials and Methods
Analytical results, Chromatograms, Gels, Bioactivity Specifications of test methods
T7 Process Transfer to cGMP facility.
T7P1 Milestone — Initiation of transfer — January 2004
Following review and approval by IDM of a protocol for the transfer. IDM needs to define clearly the information required in such a protocol for the transfer otherwise this is not a clear milestone
T7P2 Milestone — Lab Scale process consistency at CMO — May 13th 2004
Supply of reference material — Biotecnol to CMO
Process Descriptions and data from — Biotecnol to CMO
Required analytical SOPs for process monitoring and product release. — Biotecnol to CMO
Review of documentation by CMO
Questions raised during review to be discussed
Definition of methods to be used in demonstrating equivalence.
Training of CMO Personnel — Process demonstration at Biotecnol
Implementation of laboratory process in 10 litre fermenter at CMO, said fermenter having the downscaled specifications equivalent to that of the 200 litre fermenter. — Assisted by Biotecnol personnel
Running of three laboratory batches processing a minimum of 5 litres thus providing an effective scale factor for DSP in the final process, minimally 1:10 Testing of Product produced by CMO at CMO, Biotecnol and CAL if needed.

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          Deliverables T7P2
A report describing three runs at laboratory scale demonstrating process performance equivalent to that obtained at Biotecnol.
Identification of the key issues which will need to be addressed further in consideration of scale up and implementation — report to be prepared by CMO and discussed with Biotecnol
Material from the three runs for further testing at Biotecnol.
Material from these runs can be further used as reference material by the CMO. Identification of materials to be procured and qualified.
Product and process specification, test methods, online analysis and expected outcome required at each stage of the process and for product release.
Testing results of Product by CMO, Biotecnol and CAL if needed.
T7P3 Milestone — Non-cGMP Process Demonstration at Scale — September 9th 2004
Step 1
Further optimisation in consideration of elements identified in T7P2 above to ensure process fit. Most likely to be centrifugation, filtration and refolding steps but does not preclude work on other steps where identified
Deliverables T7P3 — Step 1
Report on work carried out and demonstration of effectiveness of the optimised operation in attaining the results demonstrated and specified in T7P2.
Description of the process to be carried out at scale.
Step 2
Consistency and Robustness will be demonstrated using scale down studies or, when necessary, equipment at scale. The study will identify and demonstrate the control of the critical parameters. The resulting ability of each step to achieve, reproducibly, its intended purpose, as defined by the process data and analytical results.
During this stage the cleaning protocols will be defined.
Test specifications for materials requiring further qualification will be set and materials qualified appropriately.

Deliverable T7P3 Step 2
Report detailing the Process, equipments, raw materials, procedures, on line data and off line analysis demonstrating consistency and robustness of the process.
Cleaning and aseptic validation plan.
Equipment and facility validation plan
Qualification of raw materials
Step 3
Non cGMP Process Demonstration at Scale
The process will be run at scale, 200 litres fermentation, DSP using a minimum of 50 litres biomass from the fermenter under non-cGMP conditions.
Deliverables T7P3 Step 3
Process functioning at scale in cGMP meeting specifications defined in T7P2 Batch of IL13, non-cGMP
Batch production record and analytical SOPs for review.
CofA
T7P4 Milestone — cGMP Documentation Reviewed — September 16th 2004
Deliverables T7P4
All SOPs and Master batch production records will be finalised by CMO and reviewed by Biotecnol and IDM.
T9 cGMP Batch Production and Analysis.
T9P1 Milestone — Initiation of Production — September 17th 2004
T9P2 Milestone — Release of cGMP Product — December 15 2004

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Deliverables T9P2
One batch run, cGMP compliant, at the manufacturing facility producing clinical/commercial grade IL13 of the required specification for subsequent clinical use and commercial use Per IDM requirements.
Documentation
SOPs — Manufacturing, Cleaning and Analytics
Batch Manufacturing Record and test results
CofA
PART II
T8 — Validation Master Plan
T8P1 — Milestone — Initiation of Validation Master Plan — June 15th 2004
In order to ensure that the process can be validated for later commercialisation the necessary work will be carried out in fully characterising the performance of the critical parameters, identified during initial phases of T7P3 and the means by which those parameters will be monitored to generate the required plan of activities in validating the process, the Validation Master Plan.
T8P2 — Milestone — Delivery of Validation Master Plan — September 16th 2004
Deliverables T8P2
The Validation Master Plan will be finalised by CMO and reviewed by Biotecnol and IDM.
T10 Filling and finishing of Product to deliver Finished Product .
T1OP1 Milestone — Selection of manufacturer — March 2004

T10P2 Milestone — Initiation of manufacture — November 2004
T10P2 Milestone — Release of Finished Product — January 2005
IDM have provided an indication of the form in which they would like to provide the product. The specifications given are:
•	100 ug /ml (to be confirmed )

•	2 ml type I glass vials

•	Halobutyl stoppered

•	fill volume between 0.5 ml to 3 ml

•	Storage at -70°C.( to be confirmed with preliminary stability results)
IDM have yet to provide details on the number of doses they require from the fist batch
Aseptic filling will be outsourced. The availability of suitable facilities will depend on the number of vials required and the availability of freezing units. From feedback, so far obtained from several facilities, the availability of freezer units at — 70°C could present the biggest hurdle, some facilities would procure, passing on the cost of procurement and validation to the customer.
There is some recent suggestion that IDM may now have different requirement with regards to the container type and filling operation, this needs to be clarified to proceed with implementation of this task
Deliverables T1OP3
One batch of finished Finished Product (No of vials to be specified by IDM)
SOPs
Batch Manufacturing Records
CofA

Confidential	13-Nov-03
T11 Generation of Preliminary Data to Demonstrate Product Stability.
T11P1 Milestone — Initiation — October 2003
Biotecnol presented a previous document to IDM “Considerations in Testing Stability of IL13” based on their concerns that this issue was not being given enough attention. In that document the regulatory considerations were outlined.
T11P2 Milestone — Preliminary Stability Data — January 2004
International Conference on Harmonisation : Final Guidance on Stability Testing of Biotechnological / Biological Products — 7/10/1996 should be considered.
Preliminary investigations should be conducted. It is important to consider the presentation of IL13 both as Product and the form in which it will be presented for end use i.e. finished product. This work could begin with materials generated in the laboratories and would be continued using material generated during process transfer. It would be the intention, during this time, to generate methods and data to define the stability protocol for monitoring the materials produced for clinical trials and ultimately the program to be conducted in support of a regulatory submission.
Consideration should be given, at minimum, to storage temperatures, analysis of potency (Bioassay), degradation products (reverse phase HPLC, SDS PAGE and SEC HPLC are typically used).
Biotecnol would propose preliminary studies on material to be produced using the current process to ascertain the ability of assays to detect degradation products and obtain some initial idea on IL13 stability.
Three temperatures would be selected — 70°C, 4 — 8°C and 25°C. The samples would be stored in cryo-vials at circa 100 ug /ml in 50 mM ammonium acetate pH 6. Storage units for these conditions are available at Biotecnol and the units monitored. 2 materials would be stored at each temperature and analysed in duplicate assays by SDS PAGE, Reverse Phase HPLC, SEC HPLC, Bioactivity. Analysis would be carried out at T=O, 4, 8, 16, 32 and 64 days. Bioactivity would be performed on -70°C sample at T 32 and 64 days only as we are already confident that the activity is considerably stable at this temperature.
The results from this study would give us a preliminary indication of the stability of the product at different temperatures and whether we might need to consider further the stabilisation of the product. This is critical to know before we invest in the stability study of cGMP batches of material and also to support the CMC for phase III. At 25 °C we would expect to see some degradation and this would confirm the effectiveness of the assays
Deliverables T11 P2
Instrument specifications, materials and methods
Analytical results, chromatograms, gels, bioactivity
Indication of the need for further formulation
Indication of assays ability to detect degradation.
T11P3 Milestone — Intermediate Stability Data — November 2004
When the process is more fully defined, T5P3, further material could be produced and stored at relevant conditions, (- 70, - 20 and 2-8 °C) and studied in consideration of previous results eg 1, 2, 3, 6 and 9 months.
Deliverables T11 P3
Reports
Instrument specifications, materials and methods
Analytical results, chromatograms, gels, bioactivity
Indication of the need for further formulation
Indication of assays ability to detect degradation.
T11P4 Validation of Stability Indicating Assays.
It is proposed that Sterility, endotoxin, SDS PAGE, Reverse Phase HPLC, SEC HPLC, IonX HPLC and Bioactivity will be used in the stability study on the Finished Product to demonstrate shelf life.
These methods will have been validated for product release, however it needs to be discussed further whether these methods, or other proposed for this study, require further validation as stability indicating assays.
In general this may be as simple as demonstrating that the assays can detect degradation products by deliberately exposing the product to stress conditions — high temperature, pH extremes, oxidation, shear.
We should as minimum be able to define the detection limits of our assays.
This activity will have to have been completed before the studies on the cGMP lot begins.

Confidential	13-Nov-03
T12 Stability Studies on cGMP Grade Product and
Finished Product .
T12P1 Milestone — Initiation of Stability Studies — February 2005.
Stability Studies on Product and Finished Product will be carried out according to the program discussed with IDM and Sanofi Synthelabo, at 25°C, 2-8°C and - 70°C.
The program considers the following criteria

•	Sterility	single assay
•	Endotoxin	single assay
•	Appearance	single observation
•	PH	single measurement
•	Bioactivity	triplicate assay
•	SEC HPLC	triplicate assay
•	SDS PAGE	duplicate assay
•	Reverse Phase HPLC	triplicate assay
•	IonX HPLC	triplicate assay
Excel spreadsheets with updated analytical test results during the ongoing study will be sent after each time point.
The choice of the Outsourcer will need to be discussed and decided before February 2004.
Deliverables T12
Interim reports on stability will be issued every 6 months. Completed reports will be issued at the end of the study at
T12P2 25°C, February 30th 2005.
T12P3 2-8°C May 30th 2005
A completed stability report detailing the methods and results will be provided after 12, 24 and 36 months for the temperature at which the product is intended to be stored long term (-70°C)

T12P4     August 2005             6 months stability data — interim report.
T12P5     February 2006        1 year stability data — completed report.
T12P6     August 2006            1.5 years stability data — interim report
T12P6     February 2007         2 years stability data — complete report
T12P6     August 2007           2.5 years stability data — interim report
T12P6     February 2008       3 years stability data — complete report

Confidential	13-Nov-03
SCHEDULE 2

2003 2004 2005

ID Name J F M A M J J A S 0 N F A M J J ,à 0

1 TOP 01-04

2 ₜ₁ PI identif CMG
TIP1 150

4 T3P1 30-09

5 T3P2 **MOB W C B** prod
T3P2 30

6 T3P3 **M O B W C B release** T3P3 ₁40

8 T4P2
30-09

11 T5P1 01-04

12 T5P2 ; 30-09

13 T5P3 **DSP** protocol

15 T6P1 01-04
16 T6P2 analyticals SOPs T6P2
17 T6P3

18 T6P4

19 T7P1

20 T7P2

21 T7P3[1]

22 T7P4

23 T9P1
24 T9P2

200320042005 IDNameJ F M A M J J A S 0 NFA M J J ,à0 1TOP01-04 2Tl PIidentif CMG TIP1150 3T2P2functional Bî_13 T2P50 4T3P130-09 5T3P2MOB WCB prod T3P230 5T3P3 MOB WCB release T3P3 i 40 7T4P1 initiation fermentation T4P150 8T4P2 30-09 9T4P3fermep tation protocol T4P375 10T4P4reproducible lab ferment proc T4P4 +100 11T5P101-04 12T5P2; 30-09 13T5P3DSP protocol T5P3 14T5P475 reproduc ble lab DSP proc T5P4100 T6P1 01-04 T6P2analyticals SOPs T6P2 17T6P3 18T6P4 19T7P1 20T7P2 21T7P31 22T7P4 23T9P1 24T9P2